Sino-Global Shipping America Ltd. Announces Private Placement

NEW YORK, June 23, 2014 /PRNewswire/ -- Sino-Global Shipping America, Ltd. (NasdaqCM: SINO) (“Sino-Global” or the “Company”), an international shipping agency and logistic services provider, today announced that the Company has sold 200,000 shares of its common stock to Crystal Spring Holdings Limited, a company owned by Mr. Deming Wang, a citizen of PRC (the “Buyer”) at a price per share equal to a 5% discount (the “Offering Price”) to the five-day period ended June 12, 2014. The Offering Price represents a premium to the closing price closing price of the Company’s common stock on June 20, 2014, the closing date. Upon issuance of the shares of common stock to the Buyer, the Company will have 5,103,841 common shares issued and outstanding.

Mr. Lei Cao, Chief Executive Officer of Sino-Global, commented, “We are pleased with Mr. Wang’s investment in our company. As we disclosed on May 28 of this year, we entered into a strategic cooperation agreement with Mr. Wang’s company, Qingdao Zhenghe Shipping Group Limited (‘Zhenghe’), one of the largest shipping and transportation companies in China. We believe Mr. Wang’s purchase of our common stock is a testament to his interest in continuing to explore cooperation with our company. He has purchased unregistered shares and has expressed no interest in registering those shares for resale. While it is too early to predict the nature of business development opportunities we will ultimately have with Zhenghe, we view Mr. Wang’s purchase as consistent with a long-term view of cooperation with our company.”

About Sino-Global Shipping America, Ltd.

Founded in the United States of America ("US") in 2001, Sino-Global Shipping America, Ltd. is a Virginia corporation with its primary US operations in New York. We provide our customers with comprehensive yet customized shipping agency, shipping and chartering, and inland transportation management services. As a general shipping agent, the Company serves ships coming to and departing from a number of countries and regions, including China, Australia, South Africa, Brazil, New Zealand, and Canada. For more information, please visit: www.sino-global.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please contact:

Mr. Anthony S. Chan, CPA

Executive Vice President and Acting CFO

anthony@sino-global.com

+1-718-888-1814